RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

Pricing Supplement Dated October 8, 2013 To the Product Prospectus Supplement ERN-ES-1 Dated July 26, 2013, Prospectus Supplement Dated July 23, 2013, and Prospectus Dated July 23, 2013	$2,600,000 Bullish Barrier Enhanced Return Notes Linked to the Common Stock of AT&T Inc., Due October 21, 2015 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Barrier Enhanced Return Notes (the “Notes”) linked to the performance of the common stock of AT&T Inc. (the “Reference Asset”).

The CUSIP number for the Notes is 78010UGN1. The Notes provide a 250% leveraged positive return if the price of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount of 131.25% of the principal amount of the Notes.  The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes if the closing price of the Reference Asset on the Valuation Date is less than 75% of the Initial Level. Any payments on the Notes are subject to our credit risk.

Issue Date: October 15, 2013

Maturity Date: October 21, 2015

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated July 23, 2013, “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated July 26, 2013, and “Selected Risk Considerations” on page P-6 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$2,600,000
Underwriting discounts and commissions	1.75%	$45,500
Proceeds to Royal Bank of Canada	98.25%	$2,554,500

The initial estimated value of the Notes as of the date of this pricing supplement is $946.62 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $17.50 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $17.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Common Stock of AT&T Inc., Due October 21, 2015

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series F

Underwriter:	RBC Capital Markets, LLC

Reference Asset:	Common Stock of AT&T Inc.

Bloomberg Ticker:	T

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	October 8, 2013

Issue Date:	October 15, 2013

CUSIP:	78010UGN1

Valuation Date:	October 15, 2015. The closing price of the Reference Asset between the Pricing Date and the Valuation Date will not impact the amount payable on the Notes.

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 in principal amount of the Notes equal to the lesser of:

1.   Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
   2.   Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than 25% (that is, the Percentage Change is between zero and -25%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Final Level is less than the Barrier Level (that is, the Percentage Change is between -25.01 and -100%),  then the investor will receive a cash payment equal to:

Principal Amount + (Principal Amount x Percentage Change)

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:

Final Level-Initial Level
Initial Level

Initial Level:	$33.33

Final Level:	The closing price of the Reference Asset on the Valuation Date.

Leverage Factor:	250% (subject to the Maximum Redemption Amount)

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Common Stock of AT&T Inc., Due October 21, 2015

Maximum Redemption Amount:	131.25% multiplied by the principal amount

Barrier Level:	$25.00, which is 75% of the Initial Level (rounded to two decimal places)

Maturity Date:	October 21, 2015, subject to extension for market and other disruptions, as described in the product prospectus supplement dated July 26, 2013.

Term:	Approximately two (2) years and one (1) week

Principal at Risk:
The Notes are NOT principal protected.  You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 25%.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated July 26, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated July 23, 2013).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated July 26, 2013, as modified by this pricing supplement.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Common Stock of AT&T Inc., Due October 21, 2015

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 26, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and “Risk Factors” in the product prospectus supplement dated July 26, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement ERN-ES-1 dated July 26, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004117/e725135424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Common Stock of AT&T Inc., Due October 21, 2015

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the price of the Reference Asset on the Valuation Date. All examples are based on the Barrier Level of 75% of the Initial Level, the Leverage Factor of 250%, the Maximum Redemption Amount of 131.25% of the principal amount, and assume that a holder purchased Notes with an aggregate principal amount of $1,000and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 5% x 250%) = $1,000 + $125.00 = $1,125.00

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,125.00, a 12.50% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	30%

	Payment at Maturity:	$1,000 + ($1,000 x 30% x 250%) = $1,000 + $750.00 = $1,750.00 however, the Maximum Redemption Amount is $1,312.50

	On a $1,000 investment, a 30% Percentage Change results in a Payment at Maturity of $1,312.50, a 31.25% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative, but the Final Level is greater than the Barrier Level.

	Percentage Change:	-10%

In this case, even though the Percentage Change is negative, you will receive the principal amount of your Notes at maturity, because the closing price of the Reference Asset on the Valuation Date is greater than 75% of the Initial Level.

	In this case, on a $1,000 investment, a -10% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative, and the Final Level is less than the Barrier Level).

	Percentage Change:	-30%

	Payment at Maturity:	$1,000 + ($1,000 x -30%) = $1,000 - $300 = $700

	In this case, on a $1,000 investment, a -30% Percentage Change results in a Payment at Maturity of $700, a -30% return on the Notes.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Common Stock of AT&T Inc., Due October 21, 2015

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Risk Factors,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the price of the Reference Asset.    If the Final Level is less than the Barrier Level, you will lose one percent of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Asset or in a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the price of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset – In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Asset, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the Reference Asset may at any time have significantly different views from those of ours and our affiliates.  For these reasons, you are encouraged to derive information concerning the Reference Asset from multiple sources, and you should not rely solely on views expressed by us or our affiliates.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Common Stock of AT&T Inc., Due October 21, 2015

•
The Business Activities of Royal Bank and Our Affiliates May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Asset that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the price of the Reference Asset, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with AT&T Inc., the issuer of the Reference Asset (the ‘‘Reference Asset Issuer’’), including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations, and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities may affect the price of the Reference Asset and, therefore, the market value of the Notes.

•
Owning the Notes Is Not the Same as Owning the Reference Asset – The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Asset.  For example, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Asset during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Asset may have. Furthermore, the Reference Asset may appreciate substantially during the term of the Notes, and you will not fully participate in such appreciation other than on the Valuation Date

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public – The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set – The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your notes.

•
Market Disruption Events and Adjustments – The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Common Stock of AT&T Inc., Due October 21, 2015

INFORMATION REGARDING THE REFERENCE ASSET

We have derived the following information from publicly available documents published by the Reference Asset Issuer.  We have not independently verified the accuracy or completeness of the following information.  The Reference Asset Issuer designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The Reference Asset Issuer sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers.

Because the Reference Asset is registered under the Securities Exchange Act of 1934, the Reference Asset Issuer is required to file periodically certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by the Reference Asset Issuer can be located at the SEC’s facilities or through the SEC’s website by reference to SEC CIK number  0000732717.  We have not independently verified the accuracy or completeness of the Reference Asset Issuer’s information or reports.

Historical Information

The graph below sets forth recent historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Asset. The information provided in this table is for the four calendar quarters of 2010, 2011, and 2012, the first, second, and third calendar quarters of 2013, and for the period from October 1, 2013 through October 8, 2013.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance or what the value of the Notes may be, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will not result in the loss of any portion of your investment.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Common Stock of AT&T Inc., Due October 21, 2015

Period- Start Date	Period- End Date	High Intra-Day Price of the Reference Asset	Low Intra-Day Price of the Reference Asset	Period-End Closing Price of the Reference Asset

1/1/2010	3/31/2010	$28.67	$24.61	$25.84
4/1/2010	6/30/2010	$26.75	$23.78	$24.19
7/1/2010	9/30/2010	$29.15	$23.89	$28.60
10/1/2010	12/31/2010	$29.55	$27.50	$29.38

1/1/2011	3/31/2011	$30.96	$27.20	$30.60
4/1/2011	6/30/2011	$31.93	$29.91	$31.41
7/1/2011	9/30/2011	$31.77	$27.29	$28.52
10/1/2011	12/31/2011	$30.30	$27.41	$30.24

1/01/2012	3/31/2012	$31.97	$29.02	$31.23
4/1/2012	6/30/2012	$36.00	$29.95	$35.66
7/1/2012	9/30/2012	$38.58	$34.24	$37.70
10/1/2012	12/31/2012	$38.43	$32.71	$33.71

1/1/2013	3/28/2013	$36.87	$32.76	$36.69
4/1/2013	6/28/2013	$39.00	$34.10	$35.40
7/1/2013	9/30/2013	$36.31	$33.19	$33.82
10/1/2013	10/8/2013	$34.24	$33.09	$33.11

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Common Stock of AT&T Inc., Due October 21, 2015

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Delivery of the Notes will be made against payment for the Notes on October 15, 2013, which is the fourth (4th) business day following the Pricing Date (this settlement cycle being referred to as “T+4”).  See “Plan of Distribution” in the prospectus dated July 23, 2013. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the pricing date being less than their public offering price.  See “Selected Risk Factors—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to the Common Stock of AT&T Inc., Due October 21, 2015

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

RBC Capital Markets, LLC